Exhibit 10.13

YALE EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT by and between YALE UNIVERSITY, a corporation organized and existing under and by virtue of a charter granted by the general assembly of the Colony and State of Connecticut and located in New Haven, Connecticut (“YALE”), and SCHERING AKTIENGESELLSCHAFT with Offices in Müllerstrasse 178, D-13353, Berlin, Germany (“LICENSEE”) shall be effective the date of final execution below (“Effective Date”). Each of LICENSEE on one hand and YALE on the other hand, is referred to a “Party” and collectively as the “Parties.”

In the course of research conducted under YALE auspices, Dr. William Sessa, in the Department of Pharmacology at YALE (the “INVENTOR”), produced an Invention entitled “eNOS Mutations Useful For Gene Therapy and Therapeutic Screening” (the “INVENTION”); and

Pursuant to an assignment by the INVENTOR to YALE of all his right, title and interest in and to the INVENTION and any resulting patents, YALE is the owner of the INVENTION, subject to rights reserved by the U.S. government; and

LICENSEE wishes to obtain a license to the INVENTION and any resulting patents, and YALE is willing to grant such a license to LICENSEE subject to the terms and conditions of this Agreement;

Therefore, in consideration of these statements, the parties agree as follows:

ARTICLE  1           DEFINITIONS

The following terms used in this Agreement shall be defined as set forth below:

1.1           “AFFILIATE” means any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than 50% of voting securities, by contract or otherwise.

1.2           “CONFIDENTIAL INFORMATION” means any and all information, KNOW-HOW, and data, technical or non-technical, which relates to LICENSED INTELLECTUAL PROPERTY or to the Agreement itself and which is disclosed to one Party by the other Party during the negotiation of or under this Agreement.

1.3           “DILIGENCE REPORTS” has the meaning set forth in Section 6.2.

1.4           “FIELD” means all cardiovascular-related therapeutic uses of LICENSED INTELLECTUAL PROPERTY that does not involve small molecule drug delivery.

1.5           “FIRST COMMERCIAL SALE” means the date LICENSEE or an AFFILIATE or sublicensee of LICENSEE first sells commercially, pursuant to a REGULATORY APPROVAL, a LICENSED PRODUCT in United States, Japan or any country of the European Union; provided however, that where such first commercial sale has occurred in any country for which pricing, or reimbursement approval is necessary for widespread sale, then such sale shall not be deemed a FIRST COMMERCIAL SALE until such pricing or reimbursement approval has been obtained.

1.6           “IND” means an investigational new drug application required to be filed with the Federal Food, Drug and Cosmetic Administration pursuant to 21 C.F.R. §312, as such regulations may be amended from time to time, to test drug products in humans or foreign equivalent.

1.7           “KNOW-HOW means information that relates to the LICENSED INTELLECTUAL PROPERTY and is contained in manuscripts, the Office of Cooperative Research at Yale invention disclosure form, or other documents or information which is disclosed by the INVENTORS of the LICENSED INTELLECTUAL PROPERTY and which is useful, but not patentable.

1.8           “LICENSED INTELLECTUAL PROPERTY” means the INVENTION as covered by the United States or foreign patent application(s) and patents(s) arising out of the provisional patent application attached as Appendix “A” and owned by YALE during the term of this Agreement and includes LICENSED INTELLECTUAL PROPERTY referred to in the The Research Agreement between LICENSEE and YALE as of the Effective Date (see Appendix B), together with any continuations, continuations-in-part, and any divisional, or substitute patents, any reissues or re-examinations of any such applications or patents, and any extension of the term of any such patent.

1.9           “LICENSED METHODS” means any method, procedure, process or other subject matter, the manufacture, use or sale of which without a license from YALE, would infringe any ISSUED CLAIM of the LICENSED INTELLECTUAL PROPERTY.

1.10         “LICENSED PRODUCTS” means any products, apparatus, kit, or component part thereof in the FIELD, the manufacture, use or sale of which without a license from YALE, would infringe any ISSUED CLAIM of the LICENSED INTELLECTUAL PROPERTY,

1.11         “LICENSED TERRITORY” shall mean the whole world.

1.12         “ISSUED CLAIM” means a claim of an issued patent or patent application claiming the LICENSED INTELLECTUAL PROPERTY that has not been held unenforceable, unpatentable or invalid by a decision of a court or government agency of competent jurisdiction, unappealable or unappealed within the time allowed to appeal, and which has not been admitted to be invalid or unenforceable through re-issue, re-examination, disclaimer or otherwise.

1.13         “NDA” means a new drug application filed with the FDA pursuant to 21 C.F.R. 200, as such regulations may be amended for approval by such agency for the sale of LICENSED PRODUCT in the United States. Reference to NDA includes, to the extent applicable, an biologies license application.

1.14         “NET SALES: means the amount invoiced by LICENSEE, an Affiliate or permitted sublicensee for sales of LICENSED PRODUCTS, as the case may be, to a third party, less deductions for (i) shipping or freight charges prepaid or allowed, and other charges such as insurance, relating thereto as is customary in LICENSEE’S normal business practices; (ii) sales and excise taxes or customs duties paid by the selling party and any other governmental charge imposed upon the sales of such LICENSED PRODUCTS, as the case may be; (iii) distributors fees, rebates, or allowances actually granted, allowed or incurred; (iv) quantity cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of such LICENSED PRODUCT, as the case may be; (v) allowances or credits to customers, not in excess of the selling price of such LICENSED PRODUCTS, as the case may be, on account of governmental requirements, rejection, outdating recalls or for value of returned trade goods of such LICENSED PRODUCTS, as the case may be; and (vi) an estimate for bad debts determined in accordance with such Party’s normal accounting procedures consistently applied within and across its pharmaceutical operating units, whether or not invoiced to the customer. For the purpose of calculating LICENSEE’S NET SALES, the Parties recognize that (a) LICENSEE’S customers may include persons in the chain of commerce who enter into agreements with LICENSEE as to price even though title to the LICENSED PRODUCT, as the case may be, does not pass directly from LICENSEE to such customers, and even thought payment for such LICENSED PRODUCT, as the case may be, is not made by such customers directly to LICENSEE and (b) in such cases chargebacks paid by LICENSEE to or thorough a third party (such as a wholesaler) can be deducted by LICENSEE from gross revenue in order to calculate a Party’s NET SALES. Any deductions listed above which involve payment by LICENSEE shall be taken as a deduction against aggregate sales for the period in which the payment is made. Sales of LICENSED PRODUCTS, as the case may be, between a Party and its Affiliates solely for research or clinical testing purposes shall be excluded from the computation of NET SALES.

1.15         “PHASE I CLINICAL TRlAL(S)” means a Phase I clinical trial for a LICENSED PRODUCT as described in 21 C.F.R. §312 (a).

1.16         “REGULATORY APPROVAL”, means any approvals, product and/or establishment licenses, registrations, or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, importation, export, transport or sale of LICENSED PRODUCT in a regulatory jurisdiction.

ARTICLE   2   LICENSE GRANT AND TERM

2.1           Subject to all the terms and conditions of this Agreement, YALE hereby grants to LICENSEE an exclusive, worldwide license, under the LICENSED INTELLECTUAL PROPERTY within the FIELD, with the right to grant sublicenses, to make, have made, use, sell, offer to sell, import and export LICENSED PRODUCTS and to practice any LICENSED METHOD (the “LICENSE”).

2.2           The LICENSE is expressly made subject to Yale’s reservation of the right to make, use and practice the LICENSED INTELLECTUAL PROPERTY for its own non-commercial purposes. Nothing in this Agreement shall be construed to grant by implication, estoppel or otherwise any licenses under patents of YALE other than the LICENSED INTELLECTUAL PROPERTY.

2.3           Unless terminated earlier as provided in Article 12, the LICENSE shall commence on the date of full execution of this Agreement and the LICENSE, shall automatically end on the date of the last to expire of the patents described in the LICENSED INTELLECTUAL PROPERTY.

2.4           If LICENSED INTELLECTUAL PROPERTY exists in countries outside the U.S., the LICENSE granted in Article 2.1 shall automatically convert to a paid-up, non-exclusive license, on a country-by-country basis when the last to expire of the patents as described in the LICENSED INTELLECTUAL PROPERTY in that country expires,

2.5           Appendix B is incorporated and a part of this Agreement.

ARTICLE   3   SUBLICENSES

3.1           YALE hereby grants to LICENSEE the right to sublicense the right to make, use, sell, offer to sell, import or export any LICENSED PRODUCT and to practice any LICENSED METHOD, provided this Agreement is in effect and LICENSEE is not in breach.

3.2           Any sublicense granted by LICENSEE shall include substantially the same Definitions, and provisions on Due Diligence, Confidentiality and Publicity, Reporting Requirements, Indemnification, Insurance and Warranties, Patent Notices and Use of Yale’s Name: provided further, such sublicenses do not relieve LICENSEE from the royalty rate obligations of Article 5 of this Agreement.

3.3           If, prior to LICENSEE reaching the “B3” decision, that is, to file an IND and initiate Phase I CLINICAL TRIALS in the United States with respect to a LICENSED PRODUCT, LICENSEE enters into a sublicense with a third party with respect to such LICENSED PRODUCT for such third party to Solely develop and commercialize such LICENSED PRODUCT, then LICENSEE shall pay to YALE Thirty (30%) Percent of any lump sum fee, milestone payment, or advance payment received by LICENSEE from any sublicensee. “Solely” means that Schering does not retain any rights to develop and commercialize such LICENSED PRODUCT, that is, for the avoidance of doubt, Schering acts in the nature of a broker and grant all its rights and responsibilities to a third party.

3.4           LICENSEE shall promptly:

a)   provide YALE with a copy of each sublicense granted by LICENSEE under this Agreement and any amendments to such sublicense or termination of it;

b)   guarantee to pay all payments due YALE from sublicenses; and

c)   summarize and deliver copies of all reports due to LICENSEE from sublicensees.

ARTICLE   4   LICENSE ISSUE FEE

4.1           LICENSEE shall pay to YALE, upon execution of this Agreement, a non-refundable license issue fee of Fifty Thousand ($50,000.00) Dollars. Said fee is not an advance upon Earned Royalties.

4.2           LICENSEE shall pay the following milestone payments. Milestone payments are paid once only on the first LICENSED PRODUCT that meets such milestone regardless of the number of LICENSED PRODUCTS, the number of times a milestone is reached or number of indications for such LICENSED PRODUCT (S).

4.2.1     One Hundred-Fifty Thousand ($150,000.00) Dollars:

upon entering LICENSEE’S “B2” phase of drug development (preclinical development dossier and regulatory toxicity).

4.2.2     Eight Hundred-Twenty-Five Thousand ($825,000.00) Dollars:

upon filing the first 1ND for the first LICENSED PRODUCT in any one of the United States, or Japan or a country in the European Union.

4.2.3     Nine Hundred Thousand ($900,000.00) Dollars:

upon filing first BLA or NDA in the United States.

4.2.4     One Million Five Hundred Thousand ($1,500,000.00) Dollars:

upon the FIRST COMMERCIAL SALE of the first LICENSED PRODUCT.

4.2.5     Three Million ($3,000,000.00) Dollars:

upon first Ten Million ($10,000,000.00) Dollars in NET SALES.

4.3           Neither the license issue fee of Article 4.1 nor the milestone payments of Article 4.2 shall be credited against royalties payable under Article 5.  If there is no ISSUED CLAIM in the LICENSED INTELLECTUAL PROPERTY claiming the LICENSED PRODUCT in whole or in part, then LICENSEE shall not pay the Milestones stated in Sections 4.2.4 and 4.2.5.

ARTICLE   5   ROYALTIES

5.1           Provided there is a ISSUED CLAIM in such country, as consideration for the license granted under this Agreement LICENSEE on a country-by-country basis shall pay to YALE an earned royalty of NET SALES in each calendar year as follows:

4% on NET SALES up to $250 million

5% on NET SALES greater than $250 million and less than $500 million

6% on NET SALES greater than $500 million

5.2           LICENSEE shall pay all royalties accruing to YALE within thirty (30) days after the end of each calendar quarter (March 31, June 30, September 30 and December 31) in which NET SALES occur.

5.3           During the term of this Agreement, LICENSEE agrees to pay an annual License Maintenance Fee (“LMF”) commencing on the January 1 after the date of final execution and every January 1 thereafter until the January 1 that LICENSEE starts to pay Minimum Royalty Payments under Article 5.4. The LMF shall be Fifteen Thousand ($15,000.00) Dollars.

5.3.1 The LMF shall not be owed YALE in those years in which LICENSEE is funding Professor Sessa’s laboratory with a minimum of Seventy Five Thousand ($75,000.00) Dollars in direct costs.

5.4           Provided royalties are due pursuant to Section 5.1 of this Agreement, during the term of this Agreement, LICENSEE agrees to pay YALE annual Minimum Royalty Payments (“MRP”), commencing on the first January 1 to occur Six (6) months after the date of the FIRST COMMERCIAL SALE in the United States. The MRP shall be in the amount of Fifty Thousand Dollars ($50,000.00). LICENSEE shall continue to pay the MRP until the end of the term of the last to expire ISSUED CLAIM in the LICENSED INTELLECTUAL PROPERTY that claims the LICENSED PRODUCT. YALE shall fully credit each MRP made against any Earned Royalties payable by LICENSEE in the same year.

5.5           If it is established that any ISSUED CLAIM is dominated by another patent and LICENSEE is required to obtain a license from a third party in order to practice the LICENSED INTELLECTUAL PROPERTY, then royalty payment due YALE may be reduced by the royalty and payments made to such third party, but in no event may LICENSEE reduce the earned royalty on NET SALES by more than Forty Percent (40%). LICENSEE shall justify any such deduction to YALE.

YALE shall pay any and all taxes levied on account of royalties or other payments that it receives from LICENSEE under this Agreement. If laws or regulations require that taxes be withheld, LICENSEE will (i) deduct those taxes from the remittable royalty, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to YALE within thirty (30) days of receipt of confirmation of payment from the relevant taxing authority. LICENSEE agrees to make all lawful and reasonable efforts to minimize such taxes to YALE.

5.6           Payments by LICENSEE under this Agreement shall be paid to YALE in U.S. dollars by wire transfer of immediately available funds to an account at a commercial bank designated by YALE. Where payments are based on NET SALES in countries other than the United States, the amount of such NET SALES expressed in the currency of each country shall be converted first into Deutsche Marks, or if the Deutsche Mark shall have been replaced by the Euro, into Euros, and then into U.S. dollars at the average exchange rate (calculated at the average of the “bid” and “asked” exchange rate) for the applicable quarter, provided, however, that the conversion of the currency in question into Deutsche Marks or Euros prior to conversion into U.S. dollars shall be for calculation purposes only, and no additional fee or commission will be incurred as a consequence of the multiple currency conversions. In determining the average exchange rate for any quarter, the standard shall be the exchange rate quoted by the Frankfurt Fixing or any appropriate successor rate fixing procedure then in effect between European First Class Banks for the applicable currency at 1:00 p.m. on the last business day of the applicable quarter. If there is no Frankfurt Fixing or appropriate successor rate fixing procedure in effect as of any date of determination, the Parties shall agree on another reference rate. If overdue, the royalties and any other payments due under this Agreement, shall bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at Citibank on the due date. The payment of such interest shall not foreclose YALE from exercising any other right it may have as a consequence of the lateness of any payment.

ARTICLE   6   DUE DILIGENCE

6.1           LICENSEE shall plan and as soon as practicable after execution of this Agreement, implement appropriate research and development, testing and production efforts directed toward commercialization of the LICENSED PRODUCTS and/or LICENSED METHODS and shall provide to YALE a copy of such plan (“Plan”), which is incorporated into this Agreement and attached as “Appendix C” and which shall be reviewed annually.

6.1.1        The Plan shall discuss, in detail, the LICENSEE’s goals and objectives with regards to pursuing development plans for the LICENSED INTELLECTUAL PROPERTY using various gene therapy vectors.

6.2           Within thirty (30) days of the anniversary of the date of final execution of this Agreement, LICENSEE shall provide diligence reports (“DILIGENCE REPORTS”) to YALE, indicating progress and problems to date in commercialization, and a forecast and schedule of major events required to market the LICENSED PRODUCTS.

6.3           If at any time LICENSEE abandons or suspends its development or marketing or its intent to market the LICENSED PRODUCTS and or LICENSED METHODS for a period exceeding ninety (90) days, LICENSEE shall immediately notify YALE giving reasons and a statement of its intended actions,

6.4           If LICENSEE shall fail to use commercially reasonable efforts to implement the Plan, YALE shall send LICENSEE a written notice concerning such alleged failure. YALE and LICENSEE shall meet to discuss such alleged failure. If, after such discussion, LICENSEE is failing to use commercially reasonable efforts to implement the Plan, then YALE shall be entitled to terminate this Agreement in accordance with Article 12.5.

ARTICLE   7   CONFIDENTIALITY AND PUBLICITY

7.1           YALE and LICENSEE each recognize that the other’s CONFIDENTIAL INFORMATION constitutes highly valuable information. Subject to the Parties’ rights and obligations pursuant to this Agreement, YALE and LICENSEE agree that during the term of this Agreement and for five years thereafter, they:

a)             will keep confidential and will cause their Affiliates to keep confidential, the other’s CONFIDENTIAL INFORMATION by taking whatever action it would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION; and

b)            will only disclose that part of the other’s CONFIDENTIAL INFORMATION that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this Agreement; and

c)             will, not disclose the other’s CONFIDENTIAL INFORMATION to any third parties except sublicensees under any circumstance without written permission from the other Party; and

d)            will, within sixty (60) days of the request of the other Party upon termination of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to the other Party pursuant to this Agreement except for one copy which may be retained by the Recipient for monitoring compliance with Article 7.

7.2           The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION which:

a)   was known to the recipient Party prior to the disclosure by the disclosing Party; or

b)   is or becomes publicly known through no fault or omission attributable to the recipient Party; or

c)   is rightfully given to the recipient Party from sources independent of the disclosing Party; or

d)   is required to be disclosed by law in the opinion of recipient Party’s General Counsel, but only after prompt written notice to the owner of the CONFIDENTIAL INFORMATION and opportunity to seek a protective order or to agree to such disclosure,

7.2           Publicity. Except as required by law, neither Party may disclose the terms of this Agreement without the written consent of the other Party.

ARTICLE   8   REPORTS, RECORDS AND INSPECTIONS

8.1           LICENSEE shall keep, and shall cause each of its Affiliates and sublicensees to keep full and accurate books of account containing all particulars that may be necessary for the purpose of calculating NET SALES and all payments to YALE. Such books of account shall be kept in their principal place of business and, with all necessary supporting data, shall for three (3) years next following the end of the calendar year to which each shall pertain be open for inspection by an independent certified accountant selected by YALE and reasonable acceptable to LICENSEE upon reasonable notice during normal business hours at YALE’S expense for the sole purpose of verifying payments or compliance with this Agreement, but in not event more than once a each calendar year. All information and data shall be use only for the purpose of verifying payments. In the event that such inspection shall indicate that in any calendar year the payments that should have been paid by LICENSEE are at least five (5%) percent greater than those that were actually paid by LICENSEE, then LICENSEE shall pay the cost of such inspection. All underpayments and overpayments are immediately due and payable.

8.2           LICENSEE and its sublicensees shall keep and maintain complete and accurate records and books containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this Agreement. LICENSEE shall preserve such book and record for THREE (3) years after the sales recorded were actually made. Such books and records shall be open to inspection by YALE or an independent certified public accountant, at YALE’s expense, during normal business hours upon TEN (10) days prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE.

ARTICLE   9   PATENT PROTECTION

9.1           The patent applications covering the INVENTION and the dates they were filed are listed in Appendix “A.” It is understood that as of the date of final execution of this Agreement no patent protection exists in the U.S. or any foreign country but only the potential to realize the same.

9.2           With regards to the United States, YALE, at LICENSEE’S request, shall file patent applications and continuations-in-part in YALE’S name and at LICENSEE’S expense, covering the INVENTION and thereafter, YALE shall prosecute such patent applications. YALE shall consult with LICENSEE as to the preparation, filing, prosecution and maintenance of patent applications for the INVENTION and any patents resulting therefrom and shall promptly furnish LICENSEE with copies of documents relevant to such consultation. Within thirty (30) days of receiving such documents from YALE or as soon as reasonably practical in the event a response is required imminently, LICENSEE will provide YALE with comments or suggestions relating to such documents. YALE will give due consideration to any modifications or additions suggested by LICENSEE. Any and all U.S. patent applications, continuations-in-part, and resulting patents claiming the INVENTION where inventors are solely employees of YALE shall remain the property of YALE.  All other U.S. patents, patent applications, continuations and continuations-in-part that are subject to this Agreement and arising out of the Research Agreement shall be owned pursuant to the terms stated in Section 8 of the Research Agreement.

9.3           With regards to all intended international filings, all conversions of international applications according to the Patent Cooperation Treaty into national or regional patent applications, and all filings of translations of a granted European patent in the national patent offices of the member states of the European Patent Convention in relation to the Licensed Intellectual Property, YALE shall inform LICENSEE as soon as possible but in no event less than thirty (30) days prior to such intended international filings, conversions or national filings. LICENSEE will notify YALE if it wishes YALE to prosecute such Licensed Intellectual Property in the following group of countries at LICENSEE’S expense: United States, Japan, Australia, Canada, Europe (only member states of the European Patent Convention). Upon such notification, YALE agrees to file patent applications in such countries. In addition, if requested by LICENSEE in writing, YALE shall file in additional countries designated by LICENSEE, provided that LICENSEE agrees to pay for the costs associated with such additional filings. If LICENSEE chooses not to proceed with the filing and/or prosecution of any of the Licensed Intellectual Property in any country of the countries listed above, it shall notify YALE not less than thirty (30) days prior to the day on which LICENSEE intends such patent filing and/or prosecution to cease, or as soon as reasonably practical in the event a response is required before eminently. In such case, LICENSEE shall not be obligated to pay on-going patent expenses for such Licensed Intellectual Property in such country, and LICENSEE’S rights under this Agreement may be terminated, solely with respect to that country pursuant to Section 12.5.

In the event YALE wishes to file and/or prosecute the Licensed Intellectual Property in any country other than the countries listed above, and LICENSEE does not agree to file, YALE may file at its own expense and LICENSEE shall not be obligated to pay on-going patent expenses for such patent application or patent in such country. In such case, LICENSEE’S rights under this Agreement may by terminated, solely with respect to that country pursuant to Section 12.5. For the avoidance of any doubt, LICENSEE acknowledges that YALE, at its sole discretion, may cease prosecution of such patent application or maintenance of any patent resulting therefrom in such country at any time. Upon the filing of such patent application, YALE shall notify LICENSEE that Yale has filed a patent application in such country. YALE shall have the right to license its rights in such patent application and/or patent in such country to a third party, provided however, that YALE agrees that during the seven (7) years period from the filing of the patent application in such country, before accepting an offer from a third party, YALE will give LICENSEE the opportunity to obtain a license to such patent application and/or patent at the same financial compensation that a third party is willing to pay to YALE, YALE shall inform LICENSEE of such offer and shall allow LICENSEE sixty (60) days in which to elect whether to license YALE’S interest in such rights under the terms of such offer.

9.4           The costs mentioned in Articles 9.2 and 9.3 shall include, but are not limited to any taxes, annuities, working fees, maintenance fees, renewal and extension charges. Payment of such costs shall be made, at YALE’s option, either directly to patent counsel selected by YALE and reasonably acceptable to LICENSEE. In either case, LICENSEE shall make payment directly to the appropriate patent counsel within Thirty (30) Days of receiving their invoice. If LICENSEE fails to make payment within the thirty day period, LICENSEE shall be obligated to pay any reasonable late charges incurred by YALE as a result of such delay.

9.5           All U.S. patent applications covering the INVENTION shall be prepared, prosecuted, filed and maintained by independent patent counsel chosen by YALE and reasonably acceptable to LICENSEE. Said independent patent counsel shall be ultimately responsible to LICENSEE for patents, patent applications, continuations and continuations-in-part that disclose and claim the INVENTION. YALE shall instruct patent counsel to keep both YALE and LICENSEE fully informed of the progress of all such patent applications and patents, and to give both YALE and LICENSEE reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosures. YALE will not finally abandon any patent application for which LICENSEE is bearing expenses without LICENSEE’s written consent. The Party directing prosecution shall have no liability to the other Party for damages, whether direct, indirect or incidental, consequential or otherwise, allegedly arising from its good faith decisions, actions and omissions in connection with such prosecution, except as provided in Article 9.

9.6           LICENSEE shall apply, and shall require sublicensees to apply, the patent marking notices required by the law of any country where LICENSED PRODUCTS are made, sold or used, to the extent feasible and practical, and in accordance with the applicable patent laws of that country.

9.7           LICENSEE accepts responsibility for costs incurred by YALE as of the Effective Date for the conversion of U.S. patent #60/129550 originally filed April 16, 1999, in an amount of not to exceed $15,000. LICENSEE shall pay such amount not later than thirty (30) days following receipt of an invoice from YALE.

ARTICLE   10   INFRINGEMENT AND LITIGATION

10.1         Each Party shall promptly notify the other in writing in the event that it obtains knowledge of infringing activity by third parties, is sued or threatened with an infringement suit in any country as a result of activities that concern the LICENSED INTELLECTUAL PROPERTY.

10.2         a)             LICENSEE shall have the sole obligation to defend the LICENSED INTELLECTUAL PROPERTY against infringement or interference by third parties. This obligation includes bringing any legal action for infringement and defending any counter claim of invalidity or action of a third party for declaratory judgment for non-infringement or non-interference. LICENSEE may settle such suits solely in its own name and solely at its own expense and through counsel of its own selection. LICENSEE shall bear the expense of such legal actions and shall obtain all the benefits from it. Any recoveries with respect to such patent infringement shall be divided as follows: (i) LICENSEE shall recover its expenses; (ii) YALE shall receive a royalty percentage as specified in Article 5; and (iii) LICENSEE shall retain any remaining amount as revenue.

b)            Except for providing reasonable assistance, at the request and expense of LICENSEE, YALE shall have no obligation regarding the legal actions described in Article 10.2 unless required to participate by law. However, YALE shall have the right to participate in any such action through its own counsel and at its own expense.

c)             In the event LICENSEE fails to initiate or participate in the actions described in Article 10.2(a) within six (6) months of written notice from YALE. YALE shall have the right to initiate such legal action to uphold the LICENSED INTELLECTUAL PROPERTY and, provided YALE initiates such action in such country, YALE may terminate the LICENSEE’s license in such country.

10.3         In the event LICENSEE is permanently enjoined from exercising its license right granted under this Agreement pursuant to an infringement action brought by a third party, or if both LICENSEE and YALE elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then the LICENSEE shall have the right to terminate this Agreement in the country where the suit was filed with respect to the licensed patent following thirty (30) days written notice to YALE and in accordance with the terms of Article 12.

ARTICLE   11   USE OF YALE’s AND LICENSEE’S NAMES

11.1         LICENSEE shall not use the name “Yale” or “Yale University”, nor any adaptation of it, nor the names of any of its employees, for any purpose without prior written consent obtained from YALE or said employee in each instance, except that LICENSEE may state that it is licensed by YALE under one or more of the patents and/or applications comprising the LICENSED INTELLECTUAL PROPERTY. YALE shall not use the name of “Schering” or “Berlex” nor any adaptation of such names, nor the names of any of its employees, for any purpose without prior written consent obtained from LICENSEE or said employee in each instance.

ARTICLE   12   TERMINATION

12.1         Upon termination of this Agreement, for material breach by LICENSEE as determined by a final judgement of a court of competent jurisdiction all rights and licenses granted to LICENSEE under the terms of this Agreement are terminated and YALE has the option to terminate any sublicense granted by LICENSEE. Upon such termination LICENSEE shall cease to manufacture LICENSED PRODUCTS and within sixty (60) days of the effective date of termination LICENSEE shall return to YALE:

a)             the last report, and

b)            all payments prorated to the date of termination.

LICENSEE shall have the right to sell all LICENSED PRODUCT in inventory at the time of termination. All such sales of LICENSED PRODUCT shall be subject to the terms of this Agreement, as in effect prior to termination.

12.2         Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all royalties and other payments specified by Article 5. Articles 1, and 7, the preservation and inspection obligations of Article 8, Article 11, and the indemnification obligations of Article 13 all survive any such termination.

12.3         The rights provided in this Article 12 shall be in addition and without prejudice to any other rights which the parties may have with respect to any breach or violations of the provisions of this Agreement.

12.4         Waiver by either Party of one or more defaults or breaches shall not deprive such Party of the right to terminate because of any subsequent default or breach.

12.5         YALE may terminate this Agreement, and such termination shall be automatically effective at the end of sixty (60) days written notice or the period specified below, in the event LICENSEE:

a)             fails to make any payment whatsoever due and payable pursuant to this Agreement unless LICENSEE shall make all such payments within said sixty (60) day period; provided that (i)YALE has sent LICENSEE a prior written notice that such payment is due and payable, and (ii)YALE intends to exercise its right to terminate pursuant to this Section 12.5, and (iii) LICENSEE fails to cure within thirty (30) days of the end of such sixty (60) day period or

b)            shall cease to carry on its business, then this Agreement also terminates automatically without any notice to LICENSEE, or

c)             fails to have adequate insurance as described in Article 13, or

d)            commits a material breach as determined by a final judgement of a court of competent jurisdiction

12.6          LICENSEE shall have the right to terminate this Agreement:

a)             at any time on six (6) months notice to YALE provided LICENSEE is not in breach and upon payment of all amounts due YALE throughout the effective date of termination. Upon written notice from YALE, LlCENSEE shall provide YALE with any and all data prepared in development of the LICENSED PRODUCTS or METHODS.

ARTICLE   13   INDEMNIFICATION; INSURANCE; NO WARRANTIES

13.1         LICENSEE shall defend, indemnify and hold harmless YALE, its, trustees, directors, officers, employees, and agents against any and all claims, demands, damages, losses and expenses of any nature, including legal expenses and attorney’s fees arising out of:

a)             the death, personal injury, or illness of any person or out of damage to any property resulting from

b)            the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the LICENSED PRODUCTS by LICENSEE or other transferees; or in connection with

c)             any statement, representation or warranty of LICENSEE or other transferees with respect to the LICENSED PRODUCTS.

13.2         LICENSEE is self insured and/or maintains third party liability insurance adequate to cover liability claims that arise out of manufacture, use or sale of LICENSED PRODUCTS.

13.3         a)             YALE makes NO REPRESENTATIONS or WARRANTIES that any LICENSED INTELLECTUAL PROPERTY claims, issued or pending, are valid, or that the manufacture, use, sale or other disposal of the LICENSED PRODUCTS does NOT infringe upon any patent or other rights NOT vested in YALE.

b)            YALE disclaims all warranties whatsoever with respect to the LICENSED INTELLECTUAL PROPERTY and the LICENSED PRODUCTS either express or implied, including, but not limited to warranties or merchantability or fitness for a particular purpose. LICENSEE shall make no statements, representation or warranties whatsoever to any third parties which are inconsistent with such disclaimer by YALE.

ARTICLE   14   NOTICES, PAYMENTS

14.1         Any payment, notice or other communication required by this Agreement shall be sent by Registered or Certified first class U.S. Mail, postage prepaid, and shall be deemed delivered if sent to the following addresses or to such other address as such Party shall designate by written notice to the other Party:

FOR YALE:	FOR LICENSEE:

Director	Schering Aktiengesellschaft
YALE UNIVERSITY	13342 Berlin
Office of Cooperative Research	Germany
P.O. Box 208366	Attention: Legal Department
155 Whitney Avenue, Room 210
New Haven, CT 06520-8336	Berlex Biosciences
15049 San Pablo Avenue
Richmond, CA 94804
Attention: Legal Department

ARTICLE   15   LAWS AND REGULATIONS

15.1         This Agreement shall be governed by and in accordance with the laws of the state of Connecticut except where the federal laws of the United States are applicable and have precedence.

15.2         LICENSEE shall comply with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS. In particular, LICENSEE shall be responsible for assuring compliance with all U.S. export laws and regulations applicable to this license and LICENSEE’s activities under this Agreement.

ARTICLE   16   MISCELLANEOUS

16.1         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

16.2         Entire Agreement.  This Agreement constitutes the entire agreement of the parties relating to the LICENSED INTELLECTUAL PROPERTY, and all prior representations and understandings are superseded by this Agreement.

16.3         Severability.  The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either Party.

16.4         Headings.  Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

16.5         No Third Party Beneficiaries.  No Person not a party to this Agreement, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

16.6         Amendment; Assignment. This Agreement may not be amended except by written agreement executed by each of the parties, and shall not be assigned by LICENSEE except with the written consent of YALE; provided however, LICENSEE may perform some or all of its obligations under this Agreement through Affiliates, provided however, LICENSEE shall remain responsible for and be a guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. LICENSEE shall not permit any of its AFFILIATES to commit any act (including any act of omission) that LICENSEE is prohibited hereunder from committing directly.

16.7         Surviving Rights. The rights and obligations set forth in this Agreement shall extend beyond the term or termination of the Agreement only to the extent expressly provided for herein, or the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or dischange.

IN WITNESS to their Agreement the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

Yale University		Schering AG
/s/ Jon Soderstrom
Jon Soderstrom
Managing Director, [ILLEGIBLE]
		Name	/s/ [ILLEGIBLE]
Cooperative Research		Title
Date	6/29/00	Date	09/08/2000

		Name	/s/ [ILLEGIBLE]
Title
		Date	09/08/2000